	For:	Alamo Group Inc.

	Contact:	Robert H. George
Vice President
830-372-9621
For Immediate Release
FD
Eric Boyriven/Alexandra Tramont
212-850-5600

ALAMO GROUP ANNOUNCES RECORD THIRD QUARTER RESULTS

SEGUIN, Texas, November 3, 2010 – Alamo Group Inc. (NYSE: ALG) today reported record results for the third quarter ended September 30, 2010.

Net sales for the third quarter were $132.3 million compared to net sales of $110.3 million for the same quarter in 2009, an increase of 20%.  Net income for the quarter was $8.2 million, or $0.68 per diluted share, versus the 2009 third quarter net income of $4.6 million, or $0.46 per diluted share, an increase of 48% per diluted share.  The net income was a record for a third quarter for Alamo Group as was the nine month net income.  The results for the quarter include the acquisition of Bush Hog which occurred in October 2009 and contributed $25.7 million to sales and $1.9 million to net income in the quarter.  Additionally, results for the third quarter included tax credits related to prior years’ research and development expenses, which reduced the provision for income tax by $0.9 million.  Without these factors, net sales for the quarter would have been $106.6 million and net income would have been $5.4 million.

Net sales for the first nine months of 2010 were $395.0 million versus $333.7 million in the comparable period of 2009, an increase of 18%.  Net income in the nine month period was $17.0 million, or $1.43 per diluted share, compared to $9.1 million, or $0.91 per diluted share, for the same period in 2009.  Excluding the effects of the acquisition and the tax credit referenced above, net sales would have been $325.3 million and net income would have been $13.0 million.

For the Company as a whole, without Bush Hog, sales were down slightly for both the quarter and year to date periods due to weaker market conditions in the Company’s European operations that were mostly offset by steady to gradually improving conditions in North America.  Net earnings on an organic basis for these periods were up as the Company continues to benefit from its cost control initiatives.

Alamo Group’s North American Industrial Division’s net sales for the third quarter of 2010 were $46.8 million, an increase of 3% compared to net sales of $45.5 million in the prior year’s third quarter.  For the nine month period, net sales in the Division were $141.4 million versus $134.7 million in 2009, an increase of 5%.  Despite the increase in sales, market conditions in this sector remain weak as governmental agencies and related contractors, who are the main end users for this Division’s products, continue to cope with budget constraints.

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ALAMO GROUP ANNOUNCES 2010 THIRD QUARTER RESULTS

The Company’s North American Agricultural Division net sales were $48.9 million in the third quarter of 2010 compared to $20.2 million the previous year.  For the nine month period, net sales were $134.0 million versus $63.3 million in the same period of 2009.  The acquisition of Bush Hog, which is included in this Division’s results, accounted for $25.7 million of net sales in the quarter and $69.8 million for the nine month period.  Excluding Bush Hog, sales in the Division were up 15% in the third quarter and 2% year-to-date compared to 2009.  The increase reflects improving market conditions due to higher commodity prices and growing farm incomes that show indications of continuing for the remainder of the year and into 2011 as well.

Third quarter net sales in Alamo Group’s European Division were $36.6 million compared to $44.6 million for the same period in 2009.  For the first three quarters of 2010, net sales were $119.6 million versus $135.7 million in the prior year.  The decrease in the Division’s sales in both the third quarter and year to date is due to generally weak market conditions which are similar, though lagging, the comparable decline in Alamo’s North American operations in 2009.  In the third quarter the Company saw some signs of improvement in England, though in general, believes it will be 2011 before this will be felt throughout Europe.  During the quarter the Company consolidated two of its French plants and sold the redundant facility.  Despite this and soft demand, European operations continue to be a major contributor to Alamo Group’s financial results.

Alamo Group’s President and Chief Executive Officer, Ron Robinson, commented on the third quarter results, “We continue to operate in an uncertain environment across the markets we serve, and, as has been the case since the overall economic downturn began, forward visibility remains limited.  Governmental sales remain weak in both North America and Europe.  The agricultural sector shows signs of strengthening in the U.S., while most of our key markets in Europe remain soft.  Despite the weak market conditions, we have managed to grow both our margins and earnings throughout 2010 as a result of dedicated cost controls throughout our operations.  All of our employees have contributed to this effort.  Asset management has also been a key initiative during these challenging times, resulting in both a stronger balance sheet and better asset utilization.  Reflecting these efforts, our total debt has been significantly reduced from a high in the last two years of over $115 million to the current level at the end of the third quarter of $25.6 million.  Additionally, our total debt net of cash was approximately $1.3 million at the quarter’s end.”

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ALAMO GROUP ANNOUNCES 2010 THIRD QUARTER RESULTS

“We also continue to make good progress with our Bush Hog acquisition.  The reorganization efforts taking place in the Selma facility remain on schedule and should be nearly complete by year’s end.  Even with the distractions and costs associated with these changes, Bush Hog continues to perform above plan and has been profitable and accretive to our results throughout the year.  Next year, when these efforts are behind us and with the signs of improvement in the agricultural sector we believe they will be an even stronger contributor to Alamo Group’s bottom line.”

“Overall, as we have noted for the last several quarters, we are pleased with the progress Alamo Group has made during this economic downturn, and are committed to maintaining our focus on fiscal restraint.  We also remain dedicated to our customers and our markets, and are determined to maintain appropriate inventory levels and reliable customer service support.  We continue to invest in product development and in our manufacturing to consistently improve our efficiencies.  Looking ahead, we remain open to acquisition opportunities that may arise in our ongoing efforts to strengthen our presence and grow our Company.  Ultimately, we feel it is the combination of all these elements that will ensure our success both today and tomorrow.”

Alamo Group is a leader in the design, manufacture, distribution and service of high quality equipment for right-of-way maintenance and agriculture.  Our products include truck and tractor mounted mowing and other vegetation maintenance equipment, street sweepers, snow removal equipment, pothole patchers, excavators, vacuum trucks, agricultural implements and related after market parts and services.  The Company, founded in 1969, had approximately 2,290 employees and operates seventeen plants in North America and Europe as of September 30, 2010.  The corporate offices of Alamo Group Inc. are located in Seguin, Texas and the headquarters for the Company’s European operations are located in Salford Priors, England.

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ALAMO GROUP ANNOUNCES 2010 THIRD QUARTER RESULTS

This release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements involve known and unknown risks and uncertainties, which may cause the Company’s actual results in future periods to differ materially from forecasted results. Among those factors which could cause actual results to differ materially are the following: market demand, competition, weather, seasonality, currency-related issues, and other risk factors listed from time to time in the Company’s SEC reports.  The Company does not undertake any obligation to update the information contained herein, which speaks only as of this date.  This release also contains non-GAAP financial measures.  These measures are included to facilitate meaningful comparisons of our results to those in prior periods and future periods and to allow a better evaluation of our operating performance, in management’s opinion.  Our reference to these non-GAAP measures should not be considered as a substitute for results that are presented in a manner consistent with GAAP.  These non-GAAP measures are provided to enhance investors overall understanding of our financial performance.

(Tables Follow)

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ALAMO GROUP REPORTS 2010 THIRD QUARTER RESULTS
Alamo Group Inc. and Subsidiaries (NYSE:ALG)
Condensed Consolidated Statements of Income
(in thousands, except per share amounts)
(Unaudited)
	Third Quarter Ended		Nine Months Ended
	09/30/10	09/30/09	09/30/10	09/30/09
North American
Industrial	$46,846	$45,547	$141,434	$134,737
Agricultural	48,880	20,158	134,009	63,263
European	36,572	44,613	119,578	135,704
Total Sales	132,298	110,318	395,021	333,704
Cost of sales	99,908	84,669	305,815	261,999
Gross margin	32,390	25,649	89,206	71,705
	24.5%	23.3%	22.6%	21.5%
Operating Expenses	21,273	17,983	64,296	55,478
Income from Operations	11,117	7,666	24,910	16,227
	8.4%	6.9%	6.3%	4.9%
Interest Expense	(888)	(1,005)	(3,162)	(3,248)
Interest Income	418	15	1,535	337
Other Income (Expense)	112	134	77	130
Income before income taxes	10,759	6,810	23,360	13,446
Provision for income taxes	2,609	2,227	6,347	4,328
Net Income	$8,150	$4,583	$17,013	$9,118
Net income per common share:
Basic	$0.69	$0.46	$1.45	$0.91
Diluted	$0.68	$0.46	$1.43	$0.91
Average common shares:
Basic	11,803	10,047	11,769	9,988
Diluted	11,906	10,086	11,874	10,012
Summary Balance Sheet Data

	09/30/10	12/31/09	09/30/09
Receivables	127,610	112,309	104,156
Inventories	104,433	124,622	113,194
Current Liabilities	82,501	79,101	76,269
Long Term Debt	23,122	44,336	62,928
Equity	249,517	236,125	200,882